Exhibit 99.2

PHARMACOPEIA ANNOUNCES POSITIVE RESULTS FROM PHASE 1
MULTIPLE ASCENDING DOSE STUDY OF PS433540 (DARA)

Pharmacopeia Elects to Expand Study to Include 1,000 mg Dose

September 12, 2007, Princeton, NJ - Pharmacopeia (NASDAQ: PCOP), an innovator in the discovery and development of novel small molecule therapeutics, today announced that based on initial results from the Company’s Phase 1 multiple ascending dose (MAD) study of its lead internal product candidate, PS433540 (DARA), no safety or tolerability issues were observed with any of the doses under evaluation. As a result, the study will be expanded to include a 1,000 mg dose. This study designed to evaluate 14 days of daily dosing in healthy volunteers, has already completed evaluation of 50, 100, 250 and 500 mg doses of PS433540.  The Company expects to report findings from the 1,000 mg dose later this year.

“The purpose of a multiple ascending dose study of this nature is to determine the maximally tolerated dose of a compound in healthy volunteers. Since we did not reach that threshold with this study’s original four doses, we’ve decided to expand the trial and evaluate this fifth dose level,” stated Rene Belder, M.D., Pharmacopeia’s Vice President of Clinical and Regulatory Affairs. “The fact that this compound appears safe and well tolerated at a wide dose range will provide added dosing flexibility for subsequent clinical trials.”

In addition, results from the initial Phase 1 trial of PS433540, a single ascending dose (SAD) study, indicated that the compound was well tolerated at all six doses administered, while also suggesting that PS433540 possesses a half-life that is consistent with once daily oral administration.

PS433540 is a dual-acting angiotensin (AII) and endothelin (ET1) receptor antagonist that is being developed as a potential treatment for hypertension and diabetic nephropathy. PS433540, the first and only DARA compound in development, possesses two clinically validated mechanisms of action in a single compound.  There is considerable preclinical and initial clinical data suggesting that compared to either agent alone, simultaneously blocking the actions of both AII and ET1 may provide significantly improved treatment options for several cardiovascular diseases.

ABOUT PHARMACOPEIA

Pharmacopeia is committed to discovering and developing novel therapeutics to address significant medical needs. The Company has a broad portfolio advancing toward clinical validation, both independently and with partners. Pharmacopeia’s most advanced internal program is a dual-acting angiotensin and endothelin receptor antagonist (DARA) for hypertension and diabetic kidney disease for which Phase 1 clinical trials are underway. Other internal proprietary programs address primarily immunoregulation. Pharmacopeia’s collaborative efforts have resulted in a portfolio that includes one partnered program currently in Phase 2 clinical trials targeting chronic obstructive pulmonary disease (COPD) and three partnered programs in Phase 1 clinical trials targeting rheumatoid arthritis, oncology, and inflammatory disease. Four additional partnered compounds are in preclinical development. Pharmacopeia’s current strategic alliances are with Cephalon, GlaxoSmithKline, Organon and Wyeth.

Contact:
Brian M. Posner
Executive Vice President and Chief Financial Officer
Pharmacopeia, Inc.
(609) 452-3643
ir_pr@pharmacopeia.com

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS433540, a product candidate from its DARA program, Pharmacopeia’s Phase 1 and Phase 2 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s estimates of the market opportunities for its product candidates, including PS433540, Pharmacopeia’s ability to successfully perform under its collaborations with Cephalon, GlaxoSmithKline, Organon and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.